EXHIBIT 99.1

Natus Medical Announces Record Fourth Quarter and Full Year 2014 Financial Results

-  Increases 2015 revenue and earnings guidance

-  Achieves 2014 non-GAAP operating margin goal of 16%

PLEASANTON, Calif., Jan. 28, 2015 (GLOBE NEWSWIRE) -- Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three months and full year ended December 31, 2014.

For the fourth quarter ended December 31, 2014, the Company reported revenue of $94.0 million, an increase of 4% compared to $90.6 million reported for the fourth quarter 2013. GAAP net income was $9.9 million, or $0.30 per diluted share, compared with GAAP net income of $9.4 million, or $0.30 per diluted share in the fourth quarter of 2013.

The Company reported non-GAAP net income of $13.1 million for the fourth quarter ended December 31, 2014, an increase of 9% over the prior year of $12.0 million. Non-GAAP earnings per diluted share was $0.40 for the fourth quarter of 2014, compared to $0.38 in the fourth quarter of 2013.

For the full year ended December 31, 2014, the Company reported revenue of $355.8 million, an increase of 3% compared to $344.1 million reported for 2013. GAAP net income was $31.7 million, or $0.97 per diluted share, compared with net income of $23.3 million, or $0.76 per diluted share in 2013.

The Company reported non-GAAP net income of $40.9 million for the full year ended December 31, 2014, an increase of 27% over the prior year of $32.1 million. Non-GAAP earnings per diluted share increased to $1.26 for the full year 2014 from $1.04 for the same period in the previous year.

Cash and cash equivalents increased by $8.9 million to $66.7 million during the quarter. Total debt was reduced by $8.0 million, as the Company repaid in full its long term debt. The Company also repurchased $1.2 million of company stock during the fourth quarter.

"I am very pleased with our fourth quarter results as we achieved record revenues and earnings. Both our neurodiagnostic and newborn care businesses performed well in the quarter led by outstanding performance in our domestic neurology business. Our non-GAAP fourth quarter gross margin of 62.9% and our non-GAAP full year operating margin of 16.1% for 2014 were most satisfying as improving margins were a major goal for Natus in 2014. We look for continued margin improvement in 2015," said Jim Hawkins, President and Chief Executive Officer of the Company.

"Our recent acquisitions of NicView and Global Neuro-Diagnostics (GND) along with the continued development of our Peloton hearing screening service business are expanding our served markets and driving growth as we enter 2015," Hawkins continued. "NicView expands our offering with an innovative solution for streaming video to families with NICU babies, from any device -- from anywhere in the world. GND brings Natus the leadership position in neurodiagnostic video EEG testing services that can be performed at the patient's home, hospital or physician's office. These new offerings are the beginning of an expanding service business and position Natus for accelerating revenue growth and record earnings in 2015," said Hawkins.

Financial Guidance

The Company updated its revenue and earnings guidance for the first quarter and full year 2015.

For the first quarter of 2015, the Company increased its revenue guidance to $88 million to $90 million, an increase from previous guidance of $87 million to $89 million, while non-GAAP earnings per share guidance remained unchanged at $0.28 to $0.30.

The Company updated its non-GAAP earnings guidance for the full year 2015 and now expects to report non-GAAP earnings per share of $1.42 to $1.46, an increase from previous guidance of $1.40 to $1.44. Full year 2015 revenue guidance was increased to $373 million to $375 million compared to previous guidance of $367 million to $369 million.

The Company's non-GAAP earnings guidance excludes amortization of acquisition related intangibles, acquisition related charges, restructuring charges, and their related tax effects. Non-GAAP earnings guidance includes the impact of expensing employee share based compensation. All non-GAAP earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

The Company's non-GAAP results exclude amortization expense associated with certain acquisition-related intangibles, restructuring charges, direct costs of acquisitions and the related tax effects. A reconciliation between non-GAAP and GAAP financial measures is included in this press release.

The Company believes that the presentation of results excluding these charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today, January 28, 2015. Individuals interested in listening to the conference call may do so by dialing 1-866-700-6067 for domestic callers, or 1-617-213-8834 for international callers, and entering reservation code 66763664. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 1-888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 77881623.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company's Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products and services used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding our long term goals of revenue growth and improved margins, revenue and non-GAAP profitability in the first quarter and full year 2015. Additionally, these statements include uncertainty regarding an adjustment to our 2013 inventory valuation and shareholder's equity that will be finalized upon completion of our 2014 financial statement audit. These statements relate to estimates and assumptions regarding future events including Natus' future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2013, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Year to Date
	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013

Revenue	$ 94,010	$ 90,636	$ 355,834	$ 344,112
Cost of revenue	35,626	37,272	141,000	141,634
Gross profit	58,384	53,364	214,834	202,478
Gross profit margin	62.1%	58.9%	60.4%	58.8%
Operating expenses:
Marketing and selling	24,382	22,770	87,678	87,151
Research and development	8,412	7,699	31,980	32,073
General and administrative	11,491	8,480	49,326	48,528
Total operating expenses	44,285	38,949	168,984	167,752
Income from operations	14,099	14,415	45,850	34,726
Other income/(expense), net	498	(1,279)	158	(2,716)
Income before tax	14,597	13,136	46,008	32,010
Provision for income tax expense	4,677	3,716	14,311	8,685
Net income	$ 9,920	$ 9,420	$ 31,697	$ 23,325
Earnings per share:
Basic	$ 0.31	$ 0.31	$ 1.01	$ 0.78
Diluted	$ 0.30	$ 0.30	$ 0.97	$ 0.76

Weighted-average shares:
Basic	31,916	30,495	31,499	29,993
Diluted	32,908	31,458	32,568	30,821

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	Dec 31,	Dec 31,
	2014	2013
ASSETS	Q4-14	Q4-13

Current assets:
Cash and cash equivalents	$ 66,734	$ 56,106
Accounts receivable, net	82,255	82,110
Inventories¹	41,211	40,917
Other Current Assets	29,133	20,860
Total current assets	219,333	199,993

Property and equipment, net	19,275	23,295
Goodwill and Intangible assets	188,878	196,058
Other assets	8,424	10,324
Total assets	$ 435,910	$ 429,670

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 24,567	$ 29,777
Current debt	--	10,517
Accrued liabilities	33,455	26,831
Deferred revenue	11,745	12,946
Total current liabilities	69,767	80,071

Long-term liabilities:
Long-term debt, net	--	27,500
Other long-term liabilities	12,910	12,549
Total liabilities	82,677	120,120
Total stockholders' equity¹	353,233	309,550
Total liabilities and stockholders' equity	$ 435,910	$ 429,670

(1) 2013 inventories and stockholders' equity include a $3.2 million adjustment to increase the value of inventories related to a change in prior years' overhead cost in inventory allocation.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Quarter Ended		Year to Date
	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
GAAP based results:

Income before provision for income tax	$ 14,597	$ 13,136	$ 46,008	$ 32,010

Non-GAAP adjustments:

Amortization of acquired intangibles:
Cost of revenue	704	611	2,960	2,972
Marketing and selling	654	621	1,150	2,642
Research and development	422	661	2,037	1,628

Intangible Asset Impairment Charges (M&S)	598	1,500	598	1,500
Restructuring charges (G&A)	538	(198)	4,238	1,822
Direct costs of acquisitions (G&A)	4	--	342	1,774
Non-GAAP income before provision for income tax	17,517	16,331	57,333	44,348

Income tax expense, as adjusted	4,399	4,369	16,393	12,204

Non-GAAP net income	$ 13,118	$ 11,962	$ 40,940	$ 32,144
Non-GAAP earnings per share:
Basic	$ 0.41	$ 0.39	$ 1.30	$ 1.07
Diluted¹	$ 0.40	$ 0.38	$ 1.26	$ 1.04

Weighted-average shares used to compute
Basic non-GAAP earnings per share	31,916	30,495	31,499	29,993
Diluted non-GAAP earnings per share	32,908	31,458	32,568	30,821

GAAP Gross profit	58,384	53,364	214,834	202,478
Amortization of intangibles	704	611	2,960	2,972
Non-GAAP Gross Profit	59,088	53,975	217,794	205,450
Non-GAAP Gross Margin	62.9%	59.6%	61.2%	59.7%

GAAP Operating profit	14,099	14,415	45,850	34,726
Amortization of intangibles	2,378	3,393	6,745	8,742
Restructuring and other charges	542	(198)	4,580	3,596
Non-GAAP Operating profit	17,019	17,610	57,175	47,064
Non-GAAP Operating margin	18.1%	19.4%	16.1%	13.7%

(1) Q4 and full year 2013 non-GAAP earnings per share was previously reported as $0.37 and $1.03, respectively and now include a $0.01 adjustment to include the effects of an anticipated adjustment to increase the value of inventories related to a change in prior years' overhead cost in inventory allocation.
CONTACT: COMPANY CONTACT:
         Natus Medical Incorporated
         Jonathan A. Kennedy
         Sr. Vice President and Chief Financial Officer
         (925) 223-6700
         InvestorRelations@Natus.com